For Immediate Release             For more information:
Contact:  Michael Doherty
Phone:  949-673-1907
Email:  mdoherty@trestlecorp.com

Exhibit 99.1

TRESTLE HOLDINGS INC. ANNOUNCES THIRD QUARTER RESULTS
Revenues Increase From Prior Year

IRVINE, Calif., November 14, 2005 - Trestle Holdings, Inc. (OTCBB:TLHO), a supplier of digital imaging systems for pathology and telemedicine applications, today, reported financial results for the quarter ended September 30, 2005.

Revenues for the third quarter of 2005 were $879,000, an increase from $805,000 in the same quarter of 2004. The increase in revenues resulted from an increase in both product sales and software support. Revenues from product sales increased 5% and software support increased 47%. Gross profit for the third quarter of 2005 was $335,000 compared to gross profit of $437,000 for the comparable quarter of 2004.

Operating expenses for the third quarter of 2005 were $1.817 million compared to third quarter of 2004 operating expenses of $1.947 million. Third quarter of 2005 operating expenses consisted of $555,000 of research and development expense and $1.262 million of selling, general and administrative expense. Third quarter of 2004 operating expenses consisted of $421,000 of research and development expense and $1.526 million of selling, general and administrative expense.

Interest expense and other, net was $2,000 for the third quarter of 2005 compare to $231,000 for the same quarter in 2004.

Net loss was $1.484 million, or $.18 per share, for the third quarter of 2005, compared to net loss of $1.741 million or $.34 per share for the same quarter of 2004. The per share decrease was primarily due to the increase in the number of shares outstanding since the third quarter of 2004.

Commenting on the results of the quarter, Maurizio Vecchione, Chief Executive Officer of Trestle Holdings, Inc., said, “The results of the quarter continued to reflect our strategic shift to establishing and selling our MedMicro product through a distributor network. Gross margins suffered as a result of this shift but we remain positive about the long-term prospects of this change. Additionally, we are beginning to see the benefits of certain cost controls that were put into effect during the quarter.”

About Trestle Holdings, Inc.

Trestle Holdings Inc. is a supplier of digital imaging systems and services for pathology, drug safety and discovery. The company's products link dispersed users with each other, information databases, and analytical tools. This improved integration drives cost savings and process efficiencies, enables improved pre-clinical and clinical phases of research and development for new drugs, and enhances patient care.

Trestle's digital imaging products have the potential to transform the pathologist work environment by capturing digital images of tissue samples and enabling the sharing, archiving, and analysis of these images. The company's live microscopy products allow multiple physicians and scientists to remotely view, navigate, and share high-fidelity microscope images at sub-micron resolution over standard internet connections, in real time. The company's slide-scanning and imaging products perform high-speed, whole-glass slide digitization for virtual microscopy applications. Trestle's slide-scanning products facilitate image analysis, data management, digital workflow, and data association applications for clinical and research customers.

Telemedicine enables the remote delivery of patient care using integrated health information systems and telecommunications technologies. Trestle's integrated telemedicine products allow scientists, physicians and other medical professionals around the world to service more patients. Trestle's telemedicine products use proprietary software and standard computer and medical hardware to facilitate remote examination, diagnosis, and treatment.

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This press release contains statements about expected future events that are forward-looking and subject to risks and uncertainties. For these statements, we claim the safe harbor for "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Factors that could cause actual results to differ and vary materially from expectations include, but are not limited to, our ability to expand our product offerings and any transition to new products, product quality and availability, any change in business conditions, changes in our sales strategy and product development plans, competitive pricing pressures, continued market acceptance of our products, name recognition of our products, delays in the development of new technology, intellectual property and proprietary rights may not be valid or infringe the rights of others, changes in customer buying pattern issues, one-time events and other important factors disclosed previously and from time to time in our filings with the Securities and Exchange Commission. These cautionary statements by us should not be construed as exhaustive or as any admission regarding the adequacy of disclosures made by us. We cannot always predict or determine after the fact what factors would cause actual results to differ materially from those indicated by the forward-looking statements or other statements. In addition, readers are urged to consider statements that include the terms "believes," "belief," "expects," "plans," "objectives," "anticipates," "intends," "targets," "projections," or the like to be uncertain and forward-looking. All cautionary statements should be read as being applicable to all forward-looking statements wherever they appear. We do not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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